Exhibit 99.1

FOR IMMEDIATE RELEASE

FOUR OAKS FINCORP, INC. DECLARES 2017 SECOND QUARTER DIVIDEND

FOUR OAKS, N.C.--(BUSINESS WIRE)--Four Oaks Fincorp, Inc. (OTCQX:FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company, today announced that the Board of Directors of the Company declared a cash dividend of $0.01 per share payable on or after May 23, 2017, to shareholders of record on May 8, 2017. This is the first dividend since the Company suspended dividends in the fourth quarter of 2010 following the economic crisis.

President and Chief Executive Officer David H. Rupp stated, “Prior to 2010, we had a long tradition of paying quarterly dividends. Following a solid first quarter of earnings and thanks to the hard work of our employees, the loyalty of our customers, and the support of our shareholders, we are happy that the Company is again in the position to return a portion of the bank’s earnings to our shareholders.”

With $736.7 million in total assets as of March 31, 2017, the Company, through its wholly-owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its fifteen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Zebulon, Dunn, Raleigh (LPO) and Apex (LPO), North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Four Oaks Fincorp, Inc.
David H. Rupp, President and Chief Executive Officer
Deanna W. Hart, Executive Vice President and Chief Financial Officer
(919) 963-2177